CPI AEROSTRUCTURES, INC. 8-K

 Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES REPORTS STRONG FIRST QUARTER FINANCIAL RESULTS

Revenue of $25.6 million, up 41%

Gross Profit of $5.4 million, up 35%

Net Income of $1.7 million, up 31%

EDGEWOOD, N.Y. – May 10, 2019 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE American: CVU) today announced financial results for the three month period ended March 31, 2019.

First Quarter 2019 vs. First Quarter 2018

●	Revenue of $25.6 million compared to $18.2 million
●	Gross profit of $5.4 million compared to $4.0 million
●	Gross margin was 21.2% compared to 22.3%
●	Pre-tax income of $2.1 million compared to $1.6 million
●	Net income of $1.7 million compared to $1.3 million
●	Earnings per diluted share of $0.14 compared to $0.14 on a higher number of shares outstanding
●	Total backlog at $452.9 million with multi-year defense contracts comprising 84%
●	Cash flow from operations was $(2.3) million compared to $(2.6) million

“2019 is off to a very strong start with higher revenue, gross profit and net income year-over-year and excellent execution on key strategic priorities for the year. We completed the consolidation of Welding Metallurgy, Inc. (“WMI”) into our facility on schedule and we have been hitting our customer’s production milestones on the new programs that cumulatively underpin our growth expectations this year and beyond,” stated Douglas McCrosson, president and CEO of CPI Aero.

“Revenue growth in the quarter was driven predominantly by the increase in production rate of our Next Generation Jammer Pod program for Raytheon and revenue from our WMI subsidiary. We also had a strong booking quarter for both CPI Aero and WMI. Our consolidated shipping backlog increased by approximately 14% during the quarter and now is approximately $134 million, for a book-to-bill ratio of approximately 2.0 during the quarter.”

“Looking ahead, we have several revenue catalysts on the horizon that give us confidence for the balance of 2019 and strength going into 2020,” continued Mr. McCrosson. “For example, we have begun performing work on the F-16V Rudder Island and Drag Chute Canister assemblies that were awarded to us from Lockheed Martin earlier this year. We anticipate receiving authorization during the next several months from Raytheon to proceed with additional production orders of Next Generation Jammer pods. And, the U.S. Navy recently awarded Northrop Grumman a multi-billion dollar contract for an additional 24 E-2Ds. We have previously announced an $8.1 million contract for advanced funding to manufacture kits used to produce outer wing panels for the E-2D. With Northrop’s recent Navy award we expect the value of our contract to approach $47.5 million over the next four years.”

CPI Aero Q1’19 Earnings Press Release	Page 2
May 10, 2019

“The recent publication of the 2020 defense budget request includes funding for the A-10 re-winging program, one of the largest potential future awards in our 2019 bid pipeline. The Air Force is expected to select a prime contractor for this effort within the next couple of months. As I’ve stated before, CPI Aero has extensive experience on the A-10 and on the new wing specifically, so we feel we have a competitive edge to be part of the winning contractor’s supply chain. The 2020 defense budget request also indicates growth in proposed funding levels for technologies and capabilities that CPI Aero has been making strategic business development priorities, including electronic warfare (EW), intelligence, reconnaissance and surveillance (ISR), advanced missiles, and autonomous systems. We are currently preparing proposals in response to customer demand in these areas.”

Concluded Mr. McCrosson, “Defense prime contractors favor companies with a broader set of capabilities and have experience managing large programs in a competitive pricing environment. CPI Aero is proud to have earned a reputation as a trusted Tier 1 supply chain partner to the world’s leading aerospace and defense companies. The addition of WMI and its specialized capabilities further add to our value proposition. We believe we are very well positioned to leverage market tailwinds to drive continued growth.”

Financial Outlook

CPI Aero reaffirms its prior guidance for fiscal 2019 of:

●	Revenue in the range of $98.0 million to $102.0 million as compared to $83.9 million in the fiscal 2018 full year ended December 31, 2018;
●	Pre-tax income in the range of $11.0 to $11.3 million as compared to $6.8 million in fiscal 2018;
●	Cash Flow from Operations in excess of $3.5 million as compared to a use of cash of $(2.5) million in 2018;
●	Effective tax rate of 20% - 22%.

Explanatory Note Regarding Financial Information (Note 1 of Consolidated Financial Statements)
The financial information contained in this release should be read in conjunction with the financial information contained in CPI Aero’s Annual Report filed on Form 10-K with the Securities and Exchange Commission on April 1, 2019.

Conference Call
Management will host a conference call on Friday, May 10, 2019, at 8:30 a.m. ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 844-378-6486 or 412-542-4181. Please call in 10 minutes before the conference call is scheduled to begin and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the live call, please go to www.cpiaero.com, click on the Investor Relations section, then to the Event Calendar. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

CPI Aero Q1’19 Earnings Press Release	Page 3
May 10, 2019

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies, for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2018.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	LHA Investor Relations
CPI Aero	Sanjay M. Hurry
(631) 586-5200	(212) 838-3777
www.cpiaero.com	cpiaero@lhai.com
www.lhai.com

– Tables to Follow –

CPI Aero Q1’19 Earnings Press Release	Page 4
May 10, 2019

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended March 31,
	2019	2018
	(Unaudited)	(Unaudited)

Revenue	$25,583,531	$18,191,623

Cost of revenue	20,167,721	14,141,755

Gross profit	5,415,810	4,049,868

Selling, general and administrative expenses	2,806,443	2,049,840
Income from operations	2,609,367	2,000,028
Interest expense	510,769	447,263
Income before provision for income taxes	2,098,598	1,552,765

Provision for income taxes	440,000	296,000
Net income	1,658,598	1,256,765

Other comprehensive income (loss) net of tax -
Change in unrealized gain-(loss) interest rate swap	—	(5,800)

Comprehensive income	$1,658,598	$1,250,965

Income per common share – basic	$0.14	$0.14

Income per common share – diluted	$0.14	$0.14
Shares used in computing earnings per common share:
Basic	11,736,305	8,888,179
Diluted	11,792,818	8,940,385

CPI Aero Q1’19 Earnings Press Release	Page 5
May 10, 2019

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2019	2018
	(Unaudited)	(Note 1)
ASSETS
Current Assets:
Cash	$617,161	$4,128,142
Restricted cash	2,000,000	$2,000,000
Accounts receivable, net of allowance for doubtful accounts of $275,000 as of March 31, 2019 and December 31, 2018	6,583,155	8,623,329
Contract assets	120,749,918	113,333,491
Inventory	11,090,995	9,711,997
Refundable income taxes	435,000	435,000
Prepaid expenses and other current assets	1,205,297	1,972,630
Total current assets	142,681,526	140,204,589

Operating lease right-of-use assets	4,927,810	—
Property and equipment, net	3,533,038	2,545,192
Refundable income taxes	—	435,000
Deferred income taxes	486,664	279,318
Other assets	229,552	249,575
Total Assets	$151,858,590	$143,713,674

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$12,364,039	$9,902,481
Accrued expenses	1,089,803	1,558,160
Contract liabilities	3,496,449	3,805,106
Current portion of long-term debt	2,506,099	2,434,981
Operating lease liabilities	1,593,243	—
Line of credit	23,738,685	24,038,685
Income tax payable	253,798	115,000

Total current liabilities	45,042,116	41,854,413

Long-term operating lease liabilities	3,837,678	—
Long-term debt, net of current portion	3,601,883	3,876,238
Deferred income taxes	4,028,553	4,028,553
Other liabilities	—	531,124

Total Liabilities	56,510,230	50,290,328

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares,
11,736,386 and 11,718,246 shares, respectively issued and outstanding	11,736	11,715
Additional paid-in capital	70,917,811	70,651,416
Retained earnings	24,418,813	22,760,215
Total Shareholders’ Equity	95,348,360	93,423,346
Total Liabilities and Shareholders’ Equity	$151,858,590	143,713,674

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